CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Posteffective Amendment 5 and Amendment 8 to the Registration Statement on Form N1-A of our report dated November 11, 2016, relating to the financial statements and financial highlights of Alpha Architect ETF Trust, comprised of the ValueShares U.S. Quantitative Value ETF and ValueShares International Quantitative Value ETF, the MomentumShares U.S. Quantitative Momentum ETF and the MomentumShares International Quantitative Momentum ETF, for the periods ended September 30, 2016, and to the reference of our firm under the heading "Financial Highlights" in the Prospectus.

BAKER TILLY VIRCHOW KRAUSE, LLP

Milwaukee, Wisconsin
January 27, 2017